Exhibit 99.1

Contact: Cathy Kruse

Telephone: 701-572-2020 ext. 1

cathy@georesourcesinc.com

FOR IMMEDIATE RELEASE

GeoResources, Inc. Provides an Operations Update and also

Provides 2011 and 2012 Production and Capital Guidance

Houston, Texas, October 3, 2011 – GeoResources, Inc., (NASDAQ: “GEOI”), today provided an operations update as well as guidance on 2011 and 2012 capital expenditure and production levels.

EAGLE FORD

The Company recently successfully completed drilling its fourth Eagle Ford well, the Peebles #1H (39.8% W.I.) in its operated project area in Fayette County, Texas. This well was drilled to a measured depth of 15,100 feet, with a 5,000 foot lateral in 27 days at a cost of approximately $3.0 million. Through the application of optimal practices, GeoResources was able to significantly reduce the drilling time and cost of this well. The Company believes it can continue to realize improved drilling, completion and operational efficiencies which will positively impact costs in this area.

The Company is currently drilling the Arnim “A” #1H well (50.0% W.I.) with a second dedicated rig expected to begin drilling the Ring “A” 1H well (45.7% W.I.) within a couple of weeks, both of which are located in Fayette County, Texas. After drilling the Arnim “A” #1H, the rig will spud the Arnim “A” #2H (50.0% W.I.), which will be the second well in the Arnim “A” unit drilled from a common pad. These three wells will be completed along with the Peebles #1H well late in the fourth quarter with one frac crew working continuously to complete these wells in succession. After the Arnim “A” #2H, we expect to spud an additional one or two wells in our Eagle Ford project area by year end, which will bring our total 2011 Eagle Ford wells spud to eight or nine gross wells (3.8 to 4.3 net wells).

GeoResources currently plans to add two additional rigs to the Eagle Ford project area during 2012. Based on a three to four rig schedule the Company expects to spud between 21 and 24 gross wells in its Eagle Ford project area in 2012 (8.7 to 9.6 net wells).

The table below provides an update on the production results to date from the Company’s first three Eagle Ford wells.

Eagle Ford – Wells Summary
	Lateral Length (feet)	# of Frac Stages	GEOI W.I.	Average Daily Production (Boe/d)(1)
				30 Days	60 Days	90 Days
Flatonia E Unit 1H	3,200	10	50.0%	391	288	247
Flatonia E Unit 2H	4,800	14	50.0%	465	414	359
Black Jack Springs #1H	5,900	16	43.5%	369	302	—

(1)	Based on GEOI internal production data and excludes non-producing days and initial “flowback” days when well wascleaning up and producing frac fluid.

GeoResources has continued to add leases to its Eagle Ford project area throughout 2011 and its current net acreage totals approximately 25,000.

In addition to the Eagle Ford, we believe our acreage in Gonzales and Fayette counties has Austin Chalk potential, which lies immediately above the Eagle Ford. A re-entry, located within the boundaries of our southern Fayette County acreage block, was completed in February 2011 by a third party operator. That well, the Cherry Oil Unit 1H, averaged 402 boe/d in the first full month of production after the re-entry and has cumulative production of over 46,000 BO and 41,000 Mcf. We are currently participating with that same operator in a Chalk well, located about three miles to the southwest, being the Tilicek #1H well, where we have a 14.1% W.I. The Tilicek well reached total measured depth of 13,529 on September 19, 2011 and should be on production very soon. This well had considerable oil shows during drilling and also had a 30’ gas flare. We currently have one additional Austin Chalk well planned for Fayette County in 2012; however, we may accelerate our Chalk drilling in and around our Eagle Ford acreage block with continued good drilling results.

BAKKEN SHALE OPERATED

GeoResources has drilled and completed six gross Middle Bakken wells in its Williams County, North Dakota and eastern Montana project areas to date. In Williams County, the Company’s most recent producer, the Rasmussen 1-21-16H (30.9% W.I.), was completed in late September. This well experienced a 24 hour initial production rate of 816 bo/d, 113 mcf/d (835 boe/d) with 1,740 bw/d on a 34/64” choke with 445 psi of flowing tubing pressure, while still recovering frac significant fluid. One other recently completed well in Williams County, the Rasmussen 1-25-36H (43.9% W.I.) is currently flowing back after being frac’d. The Olson 1-21-16H well (31.4% W.I.) in eastern Montana and two additional Williams County wells, the State 1-36-25H (35.8% W.I.) and the Peterson Trust 1-5-8H (38.5% W.I.), have been drilled and are currently scheduled to be frac’d in October and November.

As previously announced, the Company added a second drilling rig to this area in July. The Company is currently drilling the Doris 1-28-33H (39.2% W.I) and the Poeckes 1-32-29H (40.0% W.I.). Including the two wells currently drilling, GeoResources plans to spud four or five additional gross wells by year end with its two drilling rigs which will bring its total wells spud within its operated Bakken project area to 10 or 11 in 2011.

GeoResources has recently entered into oil and gas gathering arrangements in its Williams County project with a third party gathering and processing company. This infrastructure should be completed by the end of the second quarter of 2012 and will allow for improved operational efficiencies as well as additional market outlets for the Company’s oil and gas production from its operated Bakken project.

The Company currently expects to add two rigs in 2012. Based on a three to four rig schedule the Company expects to spud between 23 and 26 gross wells in 2012 in our Bakken operated project areas of Williams County and eastern Montana (7.7 to 8.2 net wells).

The table below provides an overview of production results to date from the wells that have been on production for 30 days or more in our operated Bakken shale project.

Bakken Operated – Well Summary
	Spacing Units (Acres)	# of Frac Stages	GEOI W.I.	Average Daily Production (Boe/d)(1)
				30 Days	60 Days	90 Days

Carlson 1-11H	640	18	47.5%	235	236	224
Siirtola 1-28-33H	1,280	30	41.4%	341	266	254
Anderson 1-24-14H	1,280	29	35.0%	363	302	279
Muller 1-21-16H	1,280	38	31.1%	250	—	—

(1)	Based on GEOI internal production data and excludes non-producing days and initial “flowback” days when well was cleaning up and producing frac fluid.

The Company’s Muller 1-21-16H well has been online for 53 days and on rod pump for the last 31 days at an average rate of 253 boe/d.

GeoResources currently has approximately 25,000 net acres in Williams County, North Dakota in its operated Bakken Shale project area and 10,000 net acres in eastern Montana.

BAKKEN SHALE NON-OPERATED

In its non-operated program located in Mountrail and adjacent counties in North Dakota, GeoResources has participated in over 100 wells to date with Slawson Exploration Company, Inc. (“Slawson”), with a 100% success rate. In addition, the Company owns minor working interests in numerous other wells operated by other industry partners within the Bakken/Three Forks play primarily in Mountrail, Williams and McKenzie counties. Slawson continues to operate four to five drilling rigs within the Company’s area of mutual interest and the Company continues to seek to acquire additional acreage and well interests in this project area.

GeoResources has also participated in five non-operated Bakken wells to date in eastern Montana. One of these wells, the Swindle 16-9 #1H (9.3% W.I.) is operated by Brigham Exploration while the other four wells are operated by Slawson in the Rip Rap prospect. The Swindle well and two of the Slawson wells, being the Renegade #1-10H (24.1% W.I.) and the Battalion #1-3H (25.0% W.I.), are currently on production while the Squadron 1-14-15H (15.6% W.I.) is waiting on completion and the Citadel #1-11-2H (23.6% W.I.) is currently being drilled.

The following table updates prior operations releases regarding GeoResources’ non-operated activities in the area. Generally, the Company reports only the wells operated by Slawson, but may include others where the wells or the Company’s interests are meaningful. GeoResources does not report many of its wells in which they have very small working interests. The table below lists activity during the indicated quarters for such wells, with subsequent production data, where available. This table includes oil production only.

WELL NAME	SPACING UNIT (ACRES)	WORKING INTEREST	IP (BOPD)(1) (24-HR RATE)	1st 30 DAY AVG (BOPD)	1st 60 DAY AVG (BOPD)	CURRENT STATUS
4th Qtr. 2010
Prowler #2-16H	640	5.86%	725	452	408	Producing
Bandit #2-29H	640	7.35%	959	449	382	Producing
Payara #2-21H	640	6.28%	1,069	452	434	Producing
Genesis #2-13H	640	8.51%	1,297	738	602	Producing
Loon Federal #1-24-25H	1,280	4.84%	1,402	958	1058	Producing
Mamba #2-20H	640	8.38%	815	481	417	Producing
Mustang #1-22H	640	4.75%	738	479	401	Producing
Nightcrawler #2-17H	640	6.67%	1,068	890	678	Producing
Hunter #2-8-17H	1,280	6.08%				Completing

1st Qtr. 2011
Alamo #2-19-18H	1,280	8.59%	1,286	1,037	930	Producing
Ambush #1-31-30H	1,280	12.66%				Completing
Diamondback #2-21H	640	2.79%	1,032	665	556	Producing
Jughead Federal #2-26H	640	8.88%	1,184	730	644	Producing
Orca Federal #1-23-26H	1,280	4.84%	812	583		Producing
Cruiser #2-16-9H	1,280	10.80%	1,115	793	710	Producing
Dagger #1-10H	640	12.52%				Completing
Wizard #2-35H	640	14.40%	867	651	578	Producing

2nd Qtr. 2011
Cannonball Federal #2-27-34H	1,280	3.50%				WOC
Mooka #2-28-20H	1,280	9.94%				Location
Neptune #2-15H	640	5.68%	828			Producing
Skybolt #2-24H	640	5.27%				Location
Athena #1-36H	640	8.00%				Drilling
Jaguar #2-32H	640	13.50%	1,318	871	697	Producing
Muskrat Federal #2-28-33H	1,280	6.51%	890			Producing
Sauger Federal #2-22H	640	5.65%				Drilling

3rd Qtr. 2011
Cannonball Federal #3-27-34H	1,280	3.50%	Completing
Zephyr Federal #2-36H	640	11.27%	Location
Sauger Federal #3-22H	640	5.65%	Drilling
Stallion #2-1-12H	1,280	11.70%	WOC
Probe #1-19-30HMB	1,280	3.64%	Drilling
Howitzer #2-25H	640	14.40%	WOC
Mustang #2-22H	640	4.71%	WOC

(1)

As used in the above table, “IP (BOPD) (24 hr. rate)” is defined as the peak oil volume produced on a daily basis through permanent production facilities that occur within the first few days of initial production from the well.

OTHER PROJECT AREAS

In the Giddings Field, GeoResources completed and began producing the West Cannon Unit #1H Austin Chalk well in late August (43.4% W.I.). This well has been a strong producer, averaging 696 bo/d and 2,036 mcf/d (1,035 boe/d) in its first 31 days of production. This well continues to produce at strong rates with good wellhead pressure as of the date of this release.

In its Quarantine Bay project area in Plaquemines Parish, Louisiana, the SL 195 QQ #365 well (22.0% W.I.) was brought online in mid-September and is currently producing approximately 1,009 bo/d and 1,211 mcf/d (1,211 boe/d) with a flowing tubing pressure of 5,600 psi. As previously announced this well has over 105’ of pay primarily from two separate sands. The well is producing from one of the two sands and therefore a future acceleration well may be added to deplete both reservoirs in a timely manner.

UPDATED CAPITAL BUDGET

GeoResources continues to refine its capital budget for the remainder of 2011 and 2012. The Company currently expects its 2011 capital budget to be approximately $120 million, which is modestly higher than the previously disclosed forecast of $114 million. The 2012 capital expenditure budget will depend on how quickly the Company expands to three or four rigs in both the Eagle Ford and the Bakken. The current expectation is for the 2012 capital budget to be between approximately $188 million and $223 million. The table below illustrates the components of the 2012 budget.

Estimated 2012 Capital Budget			($ in millions)
	Low(1)	High(2)	Notes
Bakken Operated Projects (Williams County and Montana)	$61	$73	23 to 26 gross wells (~31% W.I.)
Bakken Non-Operated Project (Primarily Mountrail County)	23	23	42 gross wells with Slawson (8% W.I.); 12 with others (1% W.I.)
Eagle Ford Project (Fayette and Gonzales Counties)	74	86	21 to 24 gross wells (~40% W.I.)
Other Drilling	11	11	Williston Basin conventional, St. Martinville and Austin Chalk drilling
Acreage and Seismic	15	25	Primarily Eagle Ford and Bakken
Infrastructure and Other	4	6	Saltwater disposal and other infrastructure and equipment

Total Expected 2012 Capital Expenditures	$188	$223

(1)	Assumes GEOI grows to 3 drilling rigs in both the Bakken and Eagle Ford in 2012 with gross well costs of $8.0 million on GEOI operated Bakken wells and $8.5 million on GEOI operated Eagle Ford wells.

(2)	Assumes GEOI grows to 4 drilling rigs in both the Bakken and Eagle Ford by late 2012 with gross well costs of $8.5million on GEOI operated Bakken wells and $9.0 million on GEOI operated Eagle Ford wells.

NOTE: The data above is based on conservative well cost assumptions. The Compay’s goal is to reduce well costs below the amounts indicated above. Management believes that Bakken well costs of $7.5 million and Eagle Ford well costs of $8.0 million are attainable under current conditions.

PRODUCTION GUIDANCE

GeoResources expects production for the full year ended December 31, 2011 to be between 5,000 and 5,500 boe/d, being 61% to 65% oil. Production for 2012 is expected to range from 6,500 to 7,500 boe/d, being 70% to 75% oil depending largely on the timing of new rig additions and the pace of drilling activity.

MANAGEMENT COMMENTS

Frank A. Lodzinski, President and CEO of GeoResources, Inc. commented, “We are pleased with the early production rates of the first Rasmussen well which further demonstrates the economic viability of our Williams County acreage position. We continue to adjust our drilling and completion methods in the Bakken to drive down costs as commodity prices have softened in recent months while service costs have remained high. Accordingly, we expect our next several wells to be lower cost wells utilizing sliding sleeves and sand fracs as opposed to the more elaborate 38 stage plug and perf ceramic proppant wells just completed. We are focused on drilling economic wells, reducing drilling and completion days and rapidly converting our lease position to held by production status. It should be noted that our latest Bakken well, the State 1-36-25H, was drilled to total depth in just 20 days. We are also searching for a third drilling rig in the Bakken which we expect to move on location and begin drilling by the end of the first quarter of 2012. We are continuing our leasing efforts in addition to pursuing joint ventures and other activities in order to expand our acreage position in select areas of the Bakken.”

“In the Eagle Ford, the second drilling rig should be on location in a couple of weeks and we are beginning the development phase of this project. We are pleased with the reduced drilling time and cost we were able to achieve on our most recent well, the Peebles 1H, and we expect to continue to drive drilling and completion costs down as we add drilling rigs and refine our drilling and completion techniques. As we continue to establish drilling units and capture acreage, we will drill adjacent units and also transition to “pad drilling”, with the Arnim wells. We anticipate completing these wells in batches which should have a positive impact on overall well costs. In addition to Eagle Ford potential, we believe our acreage in Gonzales and Fayette counties has considerable oil-rich reserve and production potential from the Austin Chalk formation which lies immediately above the Eagle Ford. We have a great deal of Austin Chalk experience and with continued successful drilling results in this area the Chalk could evolve into a separate drilling project in 2012.”

“As for our other operating areas, we are pleased with the early production results of the West Cannon Austin Chalk well in Grimes County. This is an oily Austin Chalk well that is performing better than we anticipated. Over the first 31 days of production from this well, production has actually increased with continued strong wellhead pressures. We are also happy to report that the Quarantine Bay well is online and producing continuously. Based on comparable well histories, we expect this well to be a strong performer for several years. We plan to drill a handful of select wells outside of our core Eagle Ford and Bakken projects in 2012 and beyond, but our primary focus will continue to be on the Eagle Ford and Bakken.”

“Finally, our management and technical teams have a good historical track record of reducing well and operating costs. We are focused on driving costs down in this environment of reduced commodity prices and high service and equipment costs. Although we have no material near term lease expirations issues, due to our operating strengths and strong balance sheet and cash flows, we are continuing with our plans to add drilling rigs in our focus areas in 2012. However, we will continue evaluate our programs considering commodity prices, service costs and availability in addition to well economics as we proceed.”

ABOUT GEORESOURCES, INC.

GeoResources, Inc. is an independent oil and gas company engaged in the development and acquisition of oil and gas reserves through an active and diversified program that includes the acquisition, drilling and development of undeveloped leases, purchases of reserves and exploration activities, currently focused in the Southwest, Gulf Coast, and the Williston Basin. For more information, visit our website at www.georesourcesinc.com.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The forward-looking statements, which address GeoResources’ expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “continue,” and similar expressions. Examples of forward-looking statements, include, but are not limited to: (i) changes in production volumes and prices and future production and development costs, (ii) projections of capital expenditures, revenues, income or loss, earnings or loss per share, capital structure, and other financial items, (iii) statements of our plans and objectives of our management or board of directors including those relating to planned development of our oil and gas properties, (iv) statements of future economic performance and (v) statements of assumptions underlying such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. GeoResources undertakes no obligation to update or revise any forward-looking statements.

A further description of these uncertainties and other risks can be found in the GeoResources Annual Report on Form 10-K for the year ended December 31, 2010 and other reports filed by GeoResources with the U.S. Securities and Exchange Commission.